                                   EXHIBIT 4.2

                          FIRST SUPPLEMENTAL INDENTURE

                          FIRST SUPPLEMENTAL INDENTURE

         THIS FIRST SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of November 11, 1998, as made by and among INTERMEDIA CAPITAL PARTNERS IV, L.P., a California Limited Partnership ("ICP-IV"), INTERMEDIA PARTNERS IV CAPITAL CORP., a Delaware corporation and a wholly owned subsidiary of ICP-IV ("IPCC," together with ICP-IV, the "Issuers"), and THE BANK OF NEW YORK, a New York banking corporation, as Trustee (the "Trustee"), to amend that certain Indenture dated as of July 30, 1996 (as supplemented and amended from time to time, the "Indenture") pursuant to which the Issuers issued 11-1/4% Senior Notes due 2006 (the "Notes").

         Recitals:

         WHEREAS, the parties wish to make certain amendment to the Indenture pursuant to Section 9.01 of the Indenture; and

         WHEREAS, each Issuer has duly authorized the execution and delivery of this Supplemental Indenture and done all other things necessary to make this Supplemental Indenture a valid agreement of the Issuers:

         NOW, THEREFORE, in consideration of the premises, mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

         1. Amendment. Line 3 of Section 4.07(b) of the Indenture is hereby amended by inserting the word "not" before the word "exceed."

         2. Ratification of Indenture. As amended by this Supplemental Indenture, the Indenture and the Notes are in all respects ratified and confirmed and the Indenture as so amended by this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

         3. The Trustee. The Trustee shall not be responsible in any manner whatsoever for the correctness of the recitals of fact herein, all of which are made by the Issuers, and the Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of this Supplemental Indenture (other than for its due execution hereof) or of the due execution hereof by the Issuers.

         4. Conditions Precedent. The effectiveness of this Supplemental Indenture is subject to compliance with the conditions specified in Section
10.04 of the Indenture.

         5. Miscellaneous.

         (a) This Supplemental Indenture may be executed in any number of counterparts and by each of the parties hereto on separate counterparts, each of which, once executed and delivered, shall be deemed to be an original and all of which taken together shall constitute but one and same instrument.

         (b) This Supplemental Indenture shall be governed and construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                           INTERMEDIA CAPITAL PARTNERS IV, L.P.,


                           By: InterMedia Capital Management, LLC, its general partner

                                    By:      InterMedia Management,
                                             Inc., its managing
                                             member

                                             By:    /s/ Edon V. Smith
                                             Edon V. Smith
                                             Chief Financial Officer


                           INTERMEDIA PARTNERS IV CAPITAL CORP.


                           By:        /s/ Edon V. Smith
                                    Edon V. Smith
                                    Chief Financial Officer


                           THE BANK OF NEW YORK, as Trustee


                           By        /s/ Thomas C. Knight
                           Its      Assistant Vice President